Exhibi 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) with an effective date of May 13, 2014 (the “Effective Date”) and dated May 12, 2014 (the “Execution Date”), is by and between Excel Corporation., a Delaware corporation (together with its subsidiaries, the “Company”), and Robert L. Winspear, an individual residing in Plano, Texas (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee desire for Employee to serve the Company as its Vice President, Secretary, Treasurer and Chief Financial Officer; and

WHEREAS, the parties desire to provide that the Employee be employed by the Company under the terms of this Agreement.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1.	Term of Employment; Office and Duties.

(a)           Commencing on the Effective Date of this Agreement and for an initial three (3) year term, the Company shall employ the Employee as a senior executive of the Company with the title of Vice President, Secretary, Treasurer and Chief Financial Officer, with the duties and responsibilities prescribed for such offices in the Bylaws of the Company and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Employee by the Board of Directors.  Employee agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement. This Agreement shall automatically renew for  successive additional one (1) year terms, unless either the Company or the Employee (collectively the “Parties” or individually the “Party”) gives the other Party written advance notice of an intent not to renew the Agreement at least ninety  (90) days prior to its expiration.

(b)           The Employee shall devote substantially all of his working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required:  (i) for serving as a director or officer of any organization or entity that does not compete with the Company or any other businesses in which the Company is directly involved or becomes involved as a function of Employee’s duties; (ii) delivering lectures or fulfilling speaking engagements; or (iii) engaging in charitable and community activities, including sitting on any Boards of Directors and/or committees of such organizations related to such activities; provided, however, that such activities do not interfere with the performance of his duties hereunder.

2.	Compensation and Benefits.

For all services rendered by the Employee in any capacity during the period of Employee’s employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date the Employee shall be compensated as follows:

(a)           Base Salary.  The Company shall pay the Employee a fixed salary (“Base Salary”) at a rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per year. The Board of Directors shall review the Employee’s Base Salary annually with a view to increasing such Base Salary if, in the judgment of the Board of Directors, the earnings of the Company or the services of the Employee merit such an increase.  Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b)           Annual Bonus.  During each year that this Agreement is in effect, other than fiscal year 2014, Employee will be entitled to receive an annual bonus (the “Annual Bonus”) equal to a minimum of 100% of the Employee’s Base Salary, provided that the performance criteria established and mutually agreed upon by the Company’s Board of Directors (or the compensation committee thereof) and the Employee has been achieved. The Annual Bonus shall be payable each year in a cash lump sum payment no later than sixty (60) days after the end of the Company’s most recently completed fiscal year. For the 2014 fiscal year, the Annual Bonus shall be $200,000, subject to adjustment based upon the reasonable discretion of the board of directors of the Company or the compensation committee thereof.

(c)           Stock Grants, Fringe Benefits and Miscellaneous Employment Matters.

(i)           Except as otherwise provided herein, the Employee shall be entitled to a grant of common stock (the “Stock Grant”) on the Effective Date equal to 2,732,804 or three percent (3%) of the Company’s outstanding fully diluted Common Stock, par value $.0001 per share (the “Common Stock”), subject to adjustment during the first ninety (90) days after the Effective Date for any further issuances of common stock, options and/or warrants that were granted, and/or approved prior to the Effective Date. One third (910,934 shares) shall vest immediately and an additional one-third (910,935shares) shall vest on the first and second anniversary of the Effective Date. In the event that Employee’s employment is terminated (i) by the Company without Cause or (ii) by the Employee for Good Reason, all unvested portions of the Employment Options shall vest immediately upon termination.

(ii)           The Employee shall be entitled to participate in such employee benefit plans or programs, including, without limitation, a Section 401(k) retirement plan, of the Company established and amended from time to time by the Board of Directors, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the terms and provisions of such plans.  Such additional benefits shall include, but not be limited to: paid sick leave, individual and family health insurance and paid personal days, all in accordance with the policies of the Company.

(iii)           Reserved.

(d)           Withholding and Employment Tax.  The Company will be entitled to deduct or withhold from any amounts owing to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Employee’s compensation or other payments from the Company or Employee’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e)           Reserved.

(f)           Death.  In the event of Employee’s death, the Employee’s family shall continue to be covered by all of the Company’s medical, health and dental plans as in effect at such time, at the Company’s expense for at least six (6) months following the Employee’s death in accordance with the terms of such plans.  In the event such coverage would violate applicable law, Company shall take such actions as it deems appropriate in good faith to provide the benefits described in the preceding sentence.

(g)           Vacation.  Employee shall receive four (4) weeks of paid vacation annually, administered in accordance with the Company’s existing vacation policy.  Any existing accrued, unused vacation shall be paid to Employee at the time of employment termination, no matter the reason for such termination.

3.	Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Employee in connection with the performance of his duties under this Agreement, including reimbursement for attending out-of-town meetings of the Board of Directors in accordance with such procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Employee.  In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Employee.

4.	Termination of Employment.

Notwithstanding any other provision of this Agreement, Employee’s employment with the Company may be terminated upon written notice to the other Party as follows:

(a)           By the Company, in the event of the Employee’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined).  For purposes of this Agreement, “Cause” shall mean either: (i) the conviction of Employee of a crime involving an act or acts of dishonesty, fraud or theft by the Employee, which act or acts constitute a felony; (ii) Employee having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (iii) Employee having committed acts or omissions constituting a material breach of Employee’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company; or (iv) Employee having committed acts or omissions constituting a material breach of this Agreement which are not cured in a reasonable time, which time shall be thirty (30) days from receipt of written notice from the Company specifying such material breach.  A determination that Cause exists as defined in clauses (ii), (iii) or (iv)(as to this Agreement) of the preceding sentence shall be made by at least a majority of the members of the Board of Directors.  For purposes of this Agreement, “Disability” shall mean Employee is, by reason of any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than three (3) months, receiving income replacement benefits for a period of not less than three (3) continuous months under an accident and health plan covering employees of the Company, or is determined to be totally disabled by the U.S. Social Security Administration.  The Company shall by written notice to the Employee specify the event relied upon for termination pursuant to this Section 4(a), and Employee’s employment hereunder shall be deemed terminated as of the date of such notice.  In the event of any termination under Section 4(a), 4(b), 4(c) or 4(d), the Company shall immediately pay all amounts then due to the Employee under Sections 2(a), 2(b) and 2(g) of this Agreement for any portion of the payroll period worked and/or any amounts earned but for which payment had not yet been made up to the date of termination, any unreimbursed business expenses and any amounts to which Employee is entitled under the Company’s benefit plans in accordance with their terms, and, if such termination was for Cause, the Company shall have no further obligations to Employee under this Agreement.  In the event of a termination due to Employee’s Disability or death, the Company shall also comply with its obligations under Section 2(e) and 2(f), as applicable.  The Company and Employee expressly agree that, to the extent Employee’s employment terminates because of death, Employee’s heirs and estate are third party beneficiaries of this Section 4(a).

(b)           By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, shall pay Employee a lump sum payment in an amount equal to the Base Salary at the rate equal to the rate in effect immediately prior to such termination (the “Termination Payment”).

(c)           By the Employee for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors fails to elect or reelect the Employee to, or removes the Employee from, any of the office(s) referred to in Section 1(a) absent “Cause” as defined elsewhere in this Agreement; (ii) if the scope of Employee’s duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise), provided that Employee shall act via written notice of his belief that such event has occurred within thirty (30) days of any such diminution in the scope of his duties, responsibilities, authority or position;  (iii) if the Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; (iv) the failure of the Company to continue any compensation and/or benefit plan in which the Employee participates as of the Effective Date that is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan to which the Employee has agreed in writing; (v) without Employee’s written consent, relocation of Employee’s office to an area outside of a the Dallas/Fort Worth Metroplex; or  (vi) upon the voluntary or involuntary bankruptcy of the Company and provided that (A) the Employee provides written notice to the Company of the facts giving rise to “Good Reason” within sixty (60) days of the initial existence of the event or events, and (B) the Company is provided not less than thirty (30) days to cure, if curable, and fails so to cure, and (C) the Employee actually terminates employment within 90 days from the initial existence of the cause of Good Reason.

Notwithstanding the foregoing, it shall not be deemed "Good Reason" if Employee terminates this Agreement during the first year of the term if the Company fails to pay Employee's Base Salary because of lack of sufficient funds unless such failure shall continue for six (6) consecutive pay periods. In the event of any termination under Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payment to Employee. Such Termination Payment shall be made on the same basis and at the same times as described in Section 4(a) and 4(b).

(d)           By the Employee, for any reason, during a period of six (6) months following a “Change in Control”, which shall mean the occurrence of any of the following circumstances after the date hereof: (i) any “person” (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Company’s Board of Directors (“Board”) in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter.

(e)           Reserved.

(f)           Reserved.

5.	Non-Competition.

During the period of Employee’s employment hereunder and for the one (1) year thereafter (“Non-Competition Period”), the Employee shall not, within any county in which the Company or any subsidiary of the Company provides services, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business substantially similar to the Company’s current businesses.  Investments in less than five percent (5%) of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5.

6.	Inventions and Confidential Information.

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries.  The Employee acknowledges that the proprietary information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company.  By reason of his being a senior executive of the Company, the Employee has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States.  Therefore, subject to the provisions of Section 14 hereof, the Employee hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(i)           During the period of Employee’s employment with the Company and for an indefinite period thereafter, the Employee will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company.  Employee agrees to hold and keep as confidential the Company’s books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four (24) hours of such termination or demand.  However, nothing in this Agreement prohibits the Employee from using such confidential information or disclosing such information to those with a need to know such information to perform his job duties for the Company; from disclosing such confidential information as required by law or subpoena; or from testifying truthfully in any proceeding.  Additionally, confidential information shall not include information (a) that is or shall become generally available to the public other than as a result of the Employee’s unauthorized disclosure, (b) that was or becomes available to Employee on a non-confidential basis from a source other than the Company or any subsidiaries of the Company, or (c) that was developed by or for Employee independently of, and without the use of, any confidential information.

(ii)           During the period of Employee’s employment with the Company and for the one (1) year thereafter (“Non-Solicitation Period”) (a) the Employee will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ and (b) the Employee will not directly or indirectly hire or cause to be hired or induce a third party to hire, any such employee (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof and (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business, or reduce the amount of business done, with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

7.	Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture, assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect in accordance with its terms and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

8.	Survival of Obligations.

Sections 2(c)(i), 2(f), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15 and 17 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

9.	Employee’s Representations.

The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms.  The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10.	Company’s Representations.

The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not materially conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

11.	Enforcement.

Because the Employee’s services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction in Kings County, New York for injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

12.	Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.  In furtherance and not in limitation of the foregoing, the Company and the Employee each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants, one for each county of the State of Texas and one for each and every other applicable county.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

13.	Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and thereof.  This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

14.	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a) To the Company:	(b) To the Employee:

Excel Corporation 595 Madison Avenue Suite 1101 New York, NY 10022 Attn: Ruby Azrak	Robert L. Winspear 1809 Watermill Court Plano, TX 75093

and to:	and to:

and/or to such other persons and addresses as any party shall have specified in writing to the other.

15.	Assignability.

This Agreement shall be assignable by the Company but not the Employee, and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.  In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.	Governing Law.

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws principles to the contrary and any dispute shall be submitted to binding arbitration, before a sole arbitrator, with such arbitration to be conducted in the State of New York, County of Kings and shall be conducted under the rules (but not the auspices) of the Commercial Section of the Arbitration Association of America.  The parties shall select the arbitrator from a list of ten arbitrators who work or live within twenty (20) miles of the Kings County courthouse, by alternatively striking one name from the list until only one remains.  The parties shall each advance one half of the estimated fees to the arbitrator in advance of the commencement of the arbitration, and the prevailing party in any arbitration shall recover the costs of the arbitration (including the reasonable attorneys’ fees).  Each party irrevocably consents to the exclusive venue and jurisdiction of the Courts of the State of New York, County of Kings, for any action to confirm an arbitration award, or to seek injunctive relief to prevent any then-ongoing violations of the Confidentiality, Noncompetition or Non-solicitation obligations of the parties hereunder (which are the only issues that may be brought directly to Court, as any other claims are fully compensable by an award of monetary damages).  The commencement of an action seeking an injunction shall not be deemed or construed to operate as a waiver of related or unrelated claims for monetary damages between the parties or as a bar to the commencement of an arbitration (and subsequent action to confirm, vacate or modify the arbitration award) relating to monetary damages arising from any related or unrelated claims, including those claims for monetary damages arising from those same violations against which injunctive relief was sought.

17.	Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

18.	Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.	Reserved.

20.	280G

Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company or any of their Subsidiaries and Employee (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, Employee shall receive total payments equal to the greater, after the application of the excise tax imposed pursuant to Section 4999 of the Code, of the Payments provided under this Agreement or: the amount of such Payments reduced to the greatest amount that would result in no portion of the Payments being subject to such excise tax.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Execution Date first above written.

COMPANY:

EXCEL CORPORATION

By:	__________/s/_______________________

Ruben Azrak
Chief Executive Officer

EMPLOYEE:

By: ___________/s/______________________
Robert L. Winspear